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EXHIBIT 21.1

Subsidiaries of the Registrant

Subisidary	State of Incorporation
Fieldstone Mortgage Company Fieldstone Mortgage Ownership Corp. Fieldstone Servicing Corp.	Maryland Maryland Maryland

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Subsidiaries of the Registrant